EXHIBIT 2.1

SHARE PURCHASE AGREEMENT

EFFECTIVE AS OF JANUARY 1, 2008

BY AND AMONG

ADEPT TECHNOLOGY FRANCE, A SUBSIDIARY OF

ADEPT TECHNOLOGY, INC.,

THE SHAREHOLDERS OF CEREBELLUM AUTOMATION,

THE SHAREHOLDERS’ REPRESENTATIVE

AND

ADEPT TECHNOLOGY, INC.

(for limited purposes)

TABLE OF EXHIBITS

Exhibit A	Shares and Holdings

Exhibit B	Escrow Agreement

Exhibit C	Commercial Register Extract

Exhibit D	Form of Confidentiality and Assignment Agreement

SCHEDULES TO THE SHARE PURCHASE AGREEMENT HAVE BEEN OMITTED, AND THE REGISTRANT WILL FURNISH SUPPLEMENTALLY A COPY OF ANY OMITTED SCHEDULE TO THE SECURITIES AND EXCHANGE COMMISSION UPON REQUEST.

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement “), effective as of January 1, 2008, is by and among Adept Technology France (“Buyer”), a subsidiary of Adept Technology, Inc. a Delaware Corporation (“Adept”), with offices at Parc du Moulin de Massy, 41, rue de Saule Trapu CE-222, 91882 MASSY, Cedex France, the sole shareholders of Cerebellum Automation, a French société par actions simplifiée, duly organized under the laws of the France, with a capital of one hundred eight thousand Euros (€108,000), having its registered office at 25 Rue Vega - 74650 Chavanod, France, registered at the Trade and Companies Registry of Annecy under the number B 451 941 892 (the “Company”) and the Shareholders’ Representative . For purposes of issuing and registering the Non-Cash Consideration (as defined below) and payment obligations in Schedule 1.1 only, Adept shall be a party to this Agreement.

The shareholders of the Company consist of the following persons: Alexandre Haag, Bruno Adam, Nicolas Adam, Marion Adam and Julie Adam (collectively, the “Cerebellum Shareholders”). For purposes of this Agreement, Messrs. Bruno Adam and Alexandre Haag shall be referred to herein as the “Shareholders” and /or the “Sellers”. Mr. Nicolas Adam and Misses Marion and Julie Adam shall be referred to herein as the “Adam Shareholders.”

RECITALS

WHEREAS, the Cerebellum Shareholders, together, own the entire share capital of the Company (the “Shares” );

WHEREAS, subject to the terms and conditions in this Agreement, the Buyer desires to purchase all of the Shares from the Cerebellum Shareholders, and the Cerebellum Shareholders desire to sell all of their Shares to Buyer (the “Share Purchase”).

NOW, THEREFORE, the parties to this Agreement hereby agree as follows:

ARTICLE 1

PURCHASE AND TRANSFER OF SHARES

Section 1.1. Purchase of Shares.

(a) Upon the terms and subject to the conditions set forth in this Agreement (i) each Cerebellum Shareholder hereby sells, assigns and transfers all right, title and interest in the Shares pursuant to Section 1.2, to Buyer, free and clear of all Share Encumbrances, and (ii) the Buyer hereby purchases that number of Shares from each Cerebellum Shareholder set forth opposite such Cerebellum Shareholder’s name on Exhibit A, for the Total Purchase Price.

(b) By virtue of the Share Purchase, each Share issued and outstanding as of the Closing shall be purchased by Buyer for the following consideration in this Agreement subject to the terms and conditions (and the time periods) set forth in the Schedules:

(i) Non-Cash Consideration: that number of shares of Adept’s common stock, par value $.001 per share (the “Adept Common Stock”) equal to seven hundred twenty thousand US

Dollars (USD720,000), as determined by dividing the applicable amount payable by the average closing price for Adept Common Stock for the 30 trading days prior to the applicable payment date (the “Share Purchase Consideration”); payable as part of the Total Deferred Consideration as set forth in Schedule 1.1 (but subject to adjustment as set forth in Schedule 1.1);

(ii) Cash Consideration: that amount of cash equal to (x) the Closing Date Cash Consideration (as defined in Section 1.l(c)(i)) and (y) the cash consideration payable as part of the Total Deferred Consideration (as defined in Section 1.1(c)(iv)); adjusted as set forth in Section 1.4; and

(iii) Total Success Payment: the right, if earned, to receive an amount of Adept Common Stock equal in value to the Total Success Payment (as defined in Section 1.1(c)(vi)) as set forth in Schedule 1.1.

(c) As used in this Agreement, the following terms have the following meanings:

(i) “Closing Date Cash Consideration” means three hundred fifty thousand US Dollars (USD350,000).

(ii) “First Deferred Consideration Share Amount” means the number of shares of Adept Common Stock equal to three hundred thirty-five thousand US Dollars (USD335,000).

(iii) “Second Deferred Consideration Share Amount” means the number of shares of Adept Common Stock equal to three hundred eighty-five thousand US Dollars (USD385,000).

(iv) “Total Deferred Consideration” means an amount equal to up to eight hundred and fifty thousand US Dollars (USD850,000), payable in cash and shares of Adept Common Stock upon the terms set forth in Schedule 1.1 hereto.

(v) “Total Purchase Price” means an amount equal to up to one million two hundred thousand US Dollars (USD1,200,000) consisting of the Non-Cash and Cash Consideration, subject to adjustment as set forth in Section 1.4, and that amount of the Total Success Payment, if earned.

(vi) “Total Success Payment” means an amount in Adept Common Shares equal in value to up to two hundred eight thousand Euros (€208,000), payable upon and subject to fulfillment of the terms set forth in Schedule 1.1 hereto.

(d) Notwithstanding the foregoing, if any calculation regarding Share Purchase Consideration would result in a fraction of a share of Adept Common Stock being issued, then such fraction shall be paid out in cash with US Dollars. If, during the period between the date hereof and the expiration of the Deferred Consideration Term, any change in the capital stock of Adept shall occur by reason of reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period or any similar event, the applicable Share Amount shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange or readjustment of shares.

(e) As of the Closing, (i) Buyer shall act as Exchange Agent (the “Exchange Agent”) in effecting the exchange of the applicable Cash Consideration for the Shares and (ii) Adept shall act as Exchange Agent in effecting the exchange of the applicable Non-Cash Consideration for the Shares. Upon the Closing Date, Buyer shall cause to be issued to the holder of Shares in exchange for such Shares, the Closing Date Cash Consideration to which such holder is entitled pursuant to this Section 1.1. In addition, Buyer or Adept, as applicable, shall also cause to be issued on the First Deferred Consideration Payment Date or the Second Deferred Consideration Payment Date, as applicable, (i) shares of Adept Common Stock to which such holder is entitled pursuant to this Section 1.1, provided that Adept has received a properly executed Internal Revenue Service Form necessary to avoid withholding obligations regarding the transfer of Adept Common Stock from each Cerebellum Shareholder; and (ii) such portion of the Total Deferred Consideration in cash owed on these dates, subject to the terms and conditions of this Agreement.

(f) As soon as practicable after the Effective Date, the Shareholders and Buyer shall enter into an escrow agreement (the “Escrow Agreement”) with Xavier Thouvenin (the “Escrow Agent”) in the form of Exhibit B hereto. Pursuant to the terms of the Escrow Agreement, Buyer shall deposit sixty-five thousand US Dollars (USD65,000) of the cash portion of the Total Deferred Consideration due on the First Deferred Consideration Payment Date (as defined in Schedule 1.1) (the “Escrow Fund”) into an escrow account, which account is to be managed by the Escrow Agent (the “Escrow Account”) and shall be paid for by Buyer. In connection with such deposit of the Escrow Fund with the Escrow Agent and as of the Effective Date, each Shareholder will be deemed to have received and deposited with the Escrow Agent each Shareholder’s percentage interest in the Escrow Fund as set forth on Exhibit A attached hereto, without any act of the Shareholders. Distributions of any of the Escrow Fund from the Escrow Account shall be governed by the terms and conditions of the Escrow Agreement.

(g) The execution of this Agreement by the Shareholders shall constitute approval of the Escrow Agreement and of all the arrangements relating thereto, including, without limitation, the placement of the Escrow Fund in escrow.

(h) The Non-Cash and Cash Consideration delivered in exchange for the Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. The Cerebellum Shareholders shall, at and after the Closing, have no further rights as shareholders of the Company.

(i) Buyer and the Escrow Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any Tax (as defined in Section 3.13) Applicable Law. To the extent that amounts are so withheld by Buyer or the Escrow Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding were made by Buyer. For the avoidance of doubt it is hereby stated that Taxes on income, including any solidarity surcharge, profits and capital gains including trade taxes arising for any of the Shareholders out of or in connection with this Agreement, including the transactions contemplated under this Agreement, shall be borne by each respective Shareholder.

Section 1.2. Closing, Effective Date, Consents and Waivers.

(a) The closing of the transactions contemplated by this Agreement (the “Closing”) will take place upon satisfaction of all of the conditions to Closing set forth in Section 1.2(c), but in no event prior to December 29, 2007 (the “Closing Date” ). Notwithstanding the exchange of signatures and transfer of Closing Cash Consideration hereunder at the time of Closing, this Agreement shall be with effect from January 1, 2008 (the “Effective Date”).

(b) Each of the Cerebellum Shareholders hereby consents to the transfer and assignment of the Shares to Buyer. It is agreed that the assignments and transfers shall be valid if and to the extent the Shares are held in different denominations and/or by different Cerebellum Shareholders than set forth in this Agreement. For the avoidance of doubt, each of the Cerebellum Shareholders hereby irrevocably waive any rights of first acquisition, rights of first refusal and the like) which they may have under the Articles of Incorporation of the Company or any other document or instrument executed by all or any of the Cerebellum Shareholders or the Company. For the avoidance of doubt, the Cerebellum Shareholders also hereby pass a unanimous shareholders’ resolution approving the transfer of the Shares and waiving all requirements with respect to the calling and holding of a shareholders’ meeting, including any requirement to hold such a shareholders’ meeting. The parties agree that at the Closing Date or any later date on which the transfer and assignment becomes effective, the Company shall file any necessary documents with the Commercial Register, Tax Authorities and other competent authorities notifying such persons of this transfer and assignment.

(c) Prior to or at the Closing: (i) Buyer, Adept, the Cerebellum Shareholders and the Shareholders’ Representative shall execute and deliver this Agreement and any other Transaction Documents required to be executed and delivered at and to effect the Closing; (ii) Buyer and each Shareholder shall execute and deliver an employment agreement in Buyer’s standard form; (iii) Sellers shall provide the executed documentation regarding the purchase of Shares (the “Repurchase”) from the Company’s prior shareholders in form and substance acceptable to Buyer, (iv) Buyer’s Board of Directors shall have approved the Share Purchase, this Agreement and any other Transaction Documents required under this Agreement; (v) Sellers shall have received evidence of receipt of the Closing Cash Payment; (vi) Sellers shall have prepared and executed an ordres de mouvement for the Share Purchase in a form acceptable for delivery to Buyer; and (vi) if necessary, the parties shall execute a closing protocol listing all measures undertaken and declarations rendered at the Closing. Sellers shall release the “ordres de movement” immediately after the funds have been received by the Sellers.

Section 1.3. Right to Name of the Company.

Buyer and the Company and their successors and assigns shall be entitled, but in no way obliged, to operate under the present name of the Company or any variation thereof. Buyer shall be granted all rights to the Company name.

Section 1.4. Balance Sheet Requirements.

(a) Prior to the Effective Date, the Company shall in good faith prepare a balance sheet of the Company as of the Effective Date and without giving effect to the transactions contemplated hereby (the “Effective Date Balance Sheet”). The Effective Date Balance Sheet shall be prepared in accordance with GAAP (as defined in Section 3.4) consistently applied. On the Effective Date, the Company shall deliver to Buyer the Effective Date Balance Sheet, together with any information that Buyer may reasonably request in order to verify the amounts reflected on the Effective Date Balance Sheet.

(b) As soon as practical after the Effective Date, Buyer shall cause the Company to prepare in good faith a balance sheet of the Company as of the Effective Date and without giving effect to the transactions contemplated hereby (the “Post-Effective Date Balance Sheet”). The Post-Effective Date Balance Sheet shall be prepared in accordance with GAAP consistently applied. Buyer shall, within ninety (90) days of the Effective Date, deliver the Post-Effective Date Balance Sheet to the Shareholders, together with worksheets which detail any adjustments from the Effective Date Balance Sheet and the basis thereof and Buyer’s calculation of Working Capital based on the Post-Effective Date Balance Sheet. If the Shareholders disagree with the Post-Effective Date Balance Sheet and the calculation of Working Capital set forth therein, they shall notify Buyer of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement (the “Seller Dispute Notice”), within 30 days of its receipt of the Post-Effective Date Balance Sheet. In the event that the Shareholders do not provide a Seller Dispute Notice within such 30 day period, the Shareholders shall be deemed to have accepted the Post-Effective Date Balance Sheet and the calculation of Working Capital therein by Buyer, which shall be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided, Buyer and the Shareholders shall negotiate in good faith for a period of 30 days (or such longer period as they may mutually agree) to resolve any disagreements with respect to Buyer’s calculation of the Working Capital. If, at the end of such period, they are unable to resolve any such disagreements, then the firm of Cabinet Mazars located in Annecy shall be engaged to resolve any remaining disagreement; provided, however, that Cabinet Mazars has not provided services to the Shareholders or any prior shareholders of the Company during the three years prior to Closing. If Cabinet Mazars does not meet such requirements, then an independent accounting firm of recognized global standing shall be mutually selected by Buyer and the Shareholders (the “Auditor”) to resolve any remaining disagreements. The Auditor shall determine as promptly as practicable, but in any event within 30 days of the date on which such dispute is referred to the Auditor, whether and to what extent (if any) Buyer’s calculation of Working Capital requires adjustment. The fees and expenses of the Auditor shall be paid by Buyer and the Shareholders in inverse proportion as they may prevail on the matters resolved by the Auditor, as determined by the Auditor. The determinations of the Auditor shall be final, conclusive and binding on the parties. In the event that a Seller Dispute Notice is delivered to Buyer, Buyer and the Company shall provide (at no cost) to the Shareholders and its representatives (including its legal, accounting and other advisors) all records, materials and information and access to the employees of the Company relevant to the subject matter of the Seller Dispute Notice.

(c) If the Final Working Capital Amount is less than the Working Capital on the Effective Date Balance Sheet by an amount greater than or equal to twenty-five thousand Euros (€25,000) then Buyer shall be entitled to recover the amount of such shortfall from the Closing Date Cash Consideration, the Escrow Fund and/or offset in value any future required payments of deferred consideration in the form of Shares. If the Final Working Capital Amount is greater than the Working Capital on the Effective Date Balance Sheet by an amount greater than or equal to twenty-five thousand Euros (€25,000) Buyer shall pay the Cerebellum Shareholders such increase within fifteen (15) business days of the determination of Final Working Capital.

(d) As used in the Agreement, the following terms shall have the following meanings:

(i) “Cash and Cash Equivalents” means the cash and cash equivalents of the Company as determined in accordance with GAAP, consistently applied;

(ii) “Current Assets” means and includes all Cash and Cash Equivalents, accounts receivable (net of reserves), prepaid expenses and all other current assets of the Company (other than deferred tax assets, which will not be considered “Current Assets”, but including income taxes receivable, prepaid Taxes and rights to Tax refunds, each of which will be considered “Current Assets”), in each case as determined in accordance with GAAP, consistently applied.

(iii) “Current Liabilities” means and includes all accounts payable, deferred revenues, accrued expenses and all other current liabilities of the Company (other than deferred tax liabilities, which will not be included in “Current Liabilities”, but including income taxes which will be considered “Current Liabilities”), in each case as determined in accordance with GAAP, consistently applied. Notwithstanding the foregoing or any provision of GAAP to the contrary, for all purposes of the calculation of Working Capital, Current Liabilities shall include any and all unpaid expenses of the Company or the Shareholders to third party advisors arising from services provided in connection with this Agreement to the extent such expenses are payable by the Company, including, without limitation, any attorneys’ fees, investment banking fees and accountant fees (“Unpaid Transaction Fees”).

(iv) “Working Capital” means Current Assets minus Current Liabilities. For the avoidance of doubt Working Capital shall be defined as follows (all references are to the French Tax form line). [gross current assets (Actif circulant brut / ligne CJ) - (minus) Amortization (Amortissement et provision / ligne CK) = Net current assets (Actif circulant net / ligne CJ-CK)] - (minus) [Total equity & stockholders / liabilities (Total du passif / ligne EE) - Total equity & stockholders (Capitaux propres / ligne DL) = Total liabilities (short- and mid-term) (Dettes court et moyen terme / ligne EE-DL) ] = « working capital » (CJ-CK)-(EE-DL)

ARTICLE 2

REPRESENTATIONS AND WARRANTIES REGARDING THE

CEREBELLUM SHAREHOLDERS

Each Cerebellum Shareholder hereby jointly and severally represents and warrants by way of a guarantee not requiring fault as of the date of this Agreement and as of the Closing Date, to Buyer as follows with respect to such Cerebellum Shareholder and the Shares indicated as being owned by such Cerebellum Shareholder:

Section 2.1. Title. Such Cerebellum Shareholder is the sole beneficial owner of the Shares indicated as being owned by such Cerebellum Shareholder. Such Shares are free and clear of all liens, charges, claims, options, pledges, rights of other parties, voting trusts, proxies, shareholder or similar agreements, encumbrances or other restrictions, claims or interests of any nature whatsoever (collectively, “Share Encumbrances”). Upon payment by Buyer of the Cash Consideration, Buyer will acquire unrestricted ownership of such Shares, free and clear of any Share Encumbrance.

Section 2.2. Authority; Enforceability. Such Cerebellum Shareholder has the full and unrestricted right and power and all approvals required by Applicable Law to sell and assign to Buyer the Shares indicated as being owned by such Cerebellum Shareholder, free and clear of any Share Encumbrance. Such Cerebellum Shareholder has the power and authority to execute this Agreement and each other Transaction Document to which it is a party, to perform his or her obligations under this Agreement and each such other Transaction Document, and to consummate the transactions contemplated hereby and thereby. Each Transaction Document to which such Cerebellum Shareholder is a party is legally binding on and enforceable against such Cerebellum Shareholder in accordance with its terms, subject to any applicable insolvency or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity. The execution and performance by such

Cerebellum Shareholder of this Agreement and each of the other Transaction Documents to which such Cerebellum Shareholder is a party and the consummation by such Cerebellum Shareholder of the transactions contemplated hereby and thereby (i) do not violate, with or without the giving of notice or the passage of time or both, any provision of Applicable Law, which violation would in any way adversely affect such Cerebellum Shareholder’s conveyance to Buyer of unrestricted ownership to such Shares, free and clear of any Share Encumbrance and (ii) do not conflict with, result in the termination of any provisions of, or constitute a default under, or accelerate or increase any obligations arising under, or result in the creation of any Share Encumbrance upon the Shares pursuant to, or otherwise adversely affect, any lease, mortgage, deed of trust, indenture or other agreement or instrument, or any order, judgment, decree, statute, regulation or any other restriction of any kind to which such Cerebellum Shareholder or the Company is a party or by which such Cerebellum Shareholder or the Company or any of such Cerebellum Shareholder’s or the Company’s assets and properties is bound, which conflict, termination, default, acceleration, Share Encumbrance or other event would in any way adversely affect such Cerebellum Shareholder’s conveyance to Buyer pursuant hereto of good and marketable title to such Shares, free and clear of any Share Encumbrance.

Section 2.3. Litigation. There is no suit, claim, action, arbitration, proceeding or investigation pending or, to the best knowledge of such Cerebellum Shareholder, threatened, which would encumber such Cerebellum Shareholder’s Shares or restrict such Cerebellum Shareholder’s ability to transfer such Shares, before any Governmental Entity or brought by any person. Such Cerebellum Shareholder is not subject to any outstanding order, writ, injunction or decree which would encumber his Shares or preclude his ability to transfer such Cerebellum Shareholder’s Shares to Buyer free and clear of all Share Encumbrances.

Section 2.4. Shareholders’ Representative. The Shareholders’ Representative (initially, Bruno Adam, and any successor or successors being the “Shareholders’ Representative”) shall act as the representative of each of the Adam Shareholders. The Shareholders’ Representative shall be authorized to act on behalf of each of the Adam Shareholders and to take any and all actions required or permitted to be taken by the Adam Shareholders. In all matters relating to this Agreement, the Shareholders’ Representative shall be the only party entitled to assert the rights of the Adam Shareholders, and the Shareholders’ Representative shall perform all of the obligations of the Adam Shareholders hereunder. The Adam Shareholders shall be bound by all actions taken by the Shareholders’ Representative in his capacity thereof. The Shareholders’ Representative shall at all times act in his capacity as Shareholders’ Representative in a manner that the Shareholders’ Representative believes to be in the best interest of the Adam Shareholders.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Each Shareholder hereby jointly and severally represents and warrants to Buyer, as of the date of this Agreement and as of the Closing Date, by way of a guarantee not requiring fault with respect to the Company subject to the exceptions set forth in the Disclosure Schedule (the “Disclosure Schedule”) delivered by the Company and Shareholders to Buyer (which exceptions shall specifically identify a Section, Subsection or clause of a single Section or Subsection hereof, as applicable, to which such exception relates) that:

Section 3.1. Organization and Qualification; Subsidiaries; Investments.

(a) The Company has no subsidiaries. The Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite power and authority to own, lease and operate their properties and to carry on their businesses as now being conducted. In connection with the formation of the Company, all provisions of French corporate law governing such formation have been duly observed, and in particular no concealed formation in kind or concealed capital increase by way of contribution in kind has been effected. The Company has heretofore delivered to Buyer accurate and complete copies of its Articles of Incorporation, Bylaws and Shareholders’ Agreement as currently in full force and effect.

(b) The Company does not directly or indirectly, have any branch offices or own or have the right to vote or power of disposition over any equity investment or other ownership interest in any person.

(c) On the date hereof there are not outstanding, and on the Closing Date there will not be outstanding (i) any options, warrants or other rights to purchase from the Company or any shares, capital stock or other ownership interests in or any other securities of the Company, (ii) any securities convertible into or exchangeable for shares of such capital stock or securities or (iii) any other contract, understanding, commitments, rights or obligations of any kind (whether or not contingent) for the Company to issue additional shares, shares of capital stock, options, warrants or other securities of the Company. There are no outstanding contractual obligations of the Shareholders or the Company to repurchase, redeem or otherwise acquire any outstanding shares, shares of capital stock or other ownership interests in the Company.

(d) Section 3.1(d) of the Disclosure Schedule contains a true, correct and complete list of each contract, agreement or arrangement between the Company on the one hand and the Shareholders or a related party within the meaning of Article L.233-3 or L.233-10 of the French Commercial Code on the other hand. All such contracts, agreements or arrangements were entered into and performed on an arm’s length basis.

(e) Since 2005, the Company has the statute “JEI” (Jeune Entreprise Innovante, Young Innovative Company), which entitles it to social security tax reduction and income tax reduction.

Section 3.2. Capitalization of the Company.

(a) The registered share capital of the Company amounts to nominal Euro one hundred eight thousand Euros (€108,000) and is divided into the shares as indicated on Exhibit A of the Disclosure Schedule. On the date hereof, the Company’s share capital is held of record and beneficially by the persons with the addresses of record and in the amounts set forth in Exhibit A of the Disclosure Schedule. All outstanding Shares are duly authorized, validly issued and fully paid and, with the exception of the preemptive rights set forth in the Articles of Incorporation of the Company which preemptive rights have been waived pursuant to Section 1.2(b), are not subject to preemptive rights created by statute, Articles of Incorporation, Bylaws or Shareholders’ Agreement, any agreement to which the Company or any Shareholder is a party or by which the Company or any Shareholder is bound or otherwise, which has not been waived.

(b) Other than the Shares set forth in Exhibit A, there are not outstanding (i) any options, warrants, rights of first refusal, or other rights to purchase from the Company any Shares,

capital stock or other securities of the Company, (ii) any securities, notes or other indebtedness convertible into or exchangeable for Shares, capital stock or securities, (iii) any other commitments or rights of any kind for the Company or the Shareholders to issue additional shares, capital stock, options, warrants or other securities or (iv) any equity equivalent or other ownership interests in the Company or similar rights such as subparticipation rights or trust arrangements.

The extract from the Commercial Register of the Company and attached to this Deed as on Exhibit C shows completely and accurately all items requiring registration in the Commercial Register as of the date hereof. No Shareholder resolutions have been passed requiring any amendment of the entries in the Commercial Register.

(c) The contributions to the share capital of the Company have not been paid back (in full or in part) to any Shareholder (neither openly nor concealed). There are no outstanding rights or obligations of the Company to repurchase, redeem or otherwise acquire any securities of the Company or other securities referred to in Section 3.2(b). There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company or any Shareholder is a party or by which it is bound relating to the voting or registration of any Shares. All of the rights and obligations of the Shareholders are fully and exclusively contained in the Articles of Incorporation and Bylaws, as presently in force as disclosed to Buyer.

Section 3.3. Authority Relative to Agreements. The Company has all necessary corporate power and authority to execute this Agreement and each other Transaction Document to which it is a party, to perform its obligations under this Agreement and each such other Transaction Document, and to consummate the transactions contemplated hereby and thereby. The execution of this Agreement and each other Transaction Document to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by the shareholder meeting of the Company, and no other corporate or other proceedings on the part of the Company are necessary to authorize this Agreement and each such other Transaction Document, or to consummate the transactions contemplated hereby and thereby. This Agreement and each other Transaction Document to which the Company is a party have been duly and validly executed and delivered by the Company and, assuming the due authorization and execution hereof and, to the extent applicable, thereof by Buyer, constitute the valid, legal and binding agreements of the Company, enforceable against the Company in accordance with their respective terms, subject to any applicable insolvency or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity.

Section 3.4. Financial Statements.

(a) The Company has delivered to Buyer copies of financial statements hereinafter collectively called the “Financial Statements” ), which have been prepared in accordance with French and international generally accepted accounting principles consistently applied and maintained throughout the periods indicated (“GAAP”) and fairly present the financial condition of the Company as at their respective dates and the results of its operations for the periods covered thereby (subject only to normal year-end adjustments in the case of any unaudited interim financial statements and except that any unaudited financial statements do not contain all required footnotes) as follows:

(b) Such statements of earnings do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein, and such interim financial statements include all adjustments, which consist only of normal recurring adjustments, necessary for a fair presentation.

(c) Section 3.4(c) of the Disclosure Schedule sets forth a complete and accurate list and aging of all accounts receivable of the Company as of December 17, 2007. All receivables are collectible in full in the ordinary course of business without specific collection measures, consistent with past practice, subject to any specific reserve therefore set forth in the Financial Statements.

(d) All inventories of raw materials, work-in-process and finished goods held by the Company, as well as any inventory the Company has directed any of its manufacturing subcontractors to procure and manufacture on the Company’s behalf, were acquired in the ordinary course of business consistent with past practice. As of the Closing, all inventories of raw materials, work-in-process and finished goods as well as any inventory the Company has directed any of its subcontractors or other agents to procure on the Company’s behalf, were acquired in the ordinary course of business consistent with past practice. All such inventories owned and possessed by the Company consist of a quality and quantity useable and saleable (free of any material defect or deficiency) in the ordinary course of business, consistent with past practice, except for slow-moving, damaged or obsolete items and materials of below standard quality, all of which have been written down to net realizable value or in respect of which adequate reserves have been provided, in each case as fully reflected in the Financial Statements. All inventories of raw materials, work-in-process and finished goods owned by the Company are in the Company’s possession and control.

Section 3.5. Consents and Approvals; No Violations. The execution and performance by the Company and the Shareholders of this Agreement require no filing with or notice to and no permit, authorization, consent or approval of any French or European Union or to the knowledge of the Shareholders, any foreign court or tribunal, or administrative, governmental or regulatory body, agency or authority (a “Governmental Entity” ) or other third party is necessary for the valid execution and delivery by the Shareholders and the Company of this Agreement or any of the other Transaction Documents to which the Company or any of the Shareholders is a party or the lawful consummation by the Shareholders and the Company of the other transactions contemplated hereby or thereby. Neither the execution and performance of this Agreement or any of the other Transaction Documents by the Company or the Shareholders nor the consummation by the Company or the Shareholders of the transactions contemplated hereby or thereby will:

(a) conflict with or result in any breach of any provision of the respective Articles of Incorporation, Bylaws or Shareholders’ Agreement,

(b) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) or require the consent of the other party(ies) thereto under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the any of the Shareholders or Company is a party or by which they or any of their respective properties or assets may be bound, or

(c) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any of its properties or assets.

Section 3.6. No Default. None of the Shareholders, and the Company is in breach, default or violation (and no event has occurred that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) with regard to the Company, its Articles of Incorporation, Bylaws or Shareholders’ Agreement, (ii) any note, bond, mortgage, indenture, lease, license, contract (including any Supply Contract), agreement or other instrument or obligation to which any of the Shareholders or the Company is now a party or by which they or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to any of the Shareholders or the Company or any of their respective properties or assets.

Section 3.7. No Undisclosed Liabilities; Absence of Changes.

(a) Except as set forth in Section 3.7 of the Disclosure Schedule or reflected or reserved against in the Financial Statements, the Company has no liabilities or other obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by French Tax law to be reflected on a consolidated balance sheet of the Company (including the notes thereto).

(b) Since November 1, 2007, there have been no events or changes with respect to the Company that, individually or in the aggregate, have had or reasonably would be expected to have a Material Adverse Effect on the Company.

(c) Without limiting the generality of the foregoing, except as set forth in the subsections of Section 3.7(c) of the Disclosure Schedule, since November 1, 2007, the Company has conducted its business only in, and has not engaged in any transaction other than according to, the ordinary and usual course of such businesses consistent with past practices, and there has not been any:

(i) material adverse change in the financial condition, properties, business, prospects or results of operations of the Company;

(ii) damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company, whether or not covered by insurance;

(iii) declaration, setting aside or payment of any dividend, or other distribution in respect of the Shares or any other capital stock of the Company or any repurchase, redemption or other acquisition by the Company of any outstanding shares, capital stock or other securities of, or other ownership interests in, the Company;

(iv) amendment of any term of any outstanding security of the Company;

(v) incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money;

(vi) creation or assumption by any Shareholder (for, on behalf of, or with regards to the Company) or the Company of any Lien on any asset other than in the ordinary course of business consistent with past practices;

(vii) loan, advance or capital contributions made for, on behalf of or with regard to the Company, or by the Company, or investment in, any person;

(viii) transaction or commitment made, or any contract or agreement entered into, by the Company relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company of any contract, agreement or other right, other than purchase orders in the ordinary course of business consistent with past practices and sales of its products and licenses of software (other than exclusive licenses) in the ordinary course of business consistent with past practices;

(ix) labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

(x) exclusive license, distribution, marketing, sales or other agreement entered into or any agreement to enter into any exclusive license, distribution, marketing, sales or other agreement; or

(xi) change by the Company in its accounting principles, practices or methods.

(xii) increase, since September 30, 2007 (a) in the compensation payable or that could become payable by the Company to any of its officers and directors or (b) in the compensation payable to employees of the Company except for regular annual adjustments of salaries in the ordinary course of business consistent with past practice except the regular adjustments of salaries since October 1, 2007 regarding the compliance with the “TEPA” Law as and set forth on Section 3.7(c) of the Disclosure Schedule.

Section 3.8. Litigation. Except as set forth in Section 3.8(a) of the Disclosure Schedule, there is no suit, claim, action, arbitration, proceeding, investigation or administrative proceeding pending or, to the knowledge of the Company or any Shareholder, threatened against the Company or its properties or assets before any Governmental Entity or brought by any person or brought by the Company against any person, nor is there any basis for any of the foregoing against the Company. The Company is not subject to any outstanding order, writ, injunction or decree.

Section 3.9. Compliance with Applicable Law. The Company holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of its business (the “Company Permits”). The Company has complied with and is in compliance with the terms of the Company Permits. The business of the Company has been and is being conducted in compliance with all Applicable Laws, including without limitation those pertaining to Data Protection and privacy. No investigation or review by any Governmental Entity with respect to the Company is pending or, to the Company’s or the Shareholders’ knowledge, threatened, nor has any Governmental Entity indicated an intention to conduct the same.

Section 3.10. Employee Benefits.

(a) The Company has listed on Section 3.10(a) of the Disclosure Schedule and has made available to Buyer copies of all compensation or benefit plans or programs for the benefit of employees, former employees including retirees, and the family members of employees and former employees, including but not limited to any equity-based programs, pension plans, health insurance plans, paid time-off policies, and redundancy programs (“Compensation and Benefit Plans”). With respect to each Compensation and Benefit Plan for which filings have been made, or correspondence has been exchanged, with a governmental entity, the Company has made available to Buyer true, complete and correct copies of any such filings or correspondence made since the inception of the Company.

(b) The Company has performed its obligations under each Compensation and Benefit Plan. Each Compensation and Benefit Plan and each trust or other funding medium, if any, established in connection therewith has at all times been established, maintained and operated in compliance with its terms and the requirements prescribed by Applicable Law.

(c) All contributions required to be made under the terms of any compensation or benefit plan as of the date hereof either have been timely made or fully accrued on the Financial Statements. All Compensation and Benefit Plans are fully funded or insured.

Section 3.11. Labor and Employment Matters.

(a) The Company has entered only into such employment contracts as are listed on Section 3.11(a) of the Disclosure Schedule. All data and information contained in Section 3.11(a) of the Disclosure Schedule with respect to the names of the employees, their age, their term with any of the Company, termination periods and special status such as maternity leave, parental leave or trainee are true, correct and complete. The information disclosed to Buyer with respect to the annual remuneration, including any bonus or equivalent agreements, of each of the employees of the Company is true, correct and complete, and was presented in Euros). Given the current sales, the Company employs a sufficient number of employees to conduct its current business with its current products without any Material Adverse Effect on the Company.

(b) There are, in excess of any statutory rights, no pension, old-age plans, health insurance plans, paid time off policies, arrangements for redundancy payments or similar arrangements with employees, or other service providers, except those disclosed in Section 3.11(a) of the Disclosure Schedule.

(c) The Company has no shop council or similar body of employee representation other than the SYNTEC Convention Collective. The Company is not subject to any collective bargaining agreement. The Company is not a member of an employer’s association, nor is it party to any shop agreement or similar agreement. Subsequent to the Closing Date, the Company will be free to conclude new or renegotiate existing employment contracts without being bound by a collective bargaining agreement with respect to such employment contracts. There are no rights of employees arising out of works practice.

(d) None of the current employees has terminated his or her employment with the Company or expressed his or her intention to do so.

Section 3.12. Environmental Laws and Regulations.

(a) The real estate, buildings and other operational facilities used by the Company are free of any pollution of soil, buildings, facilities, groundwater, air (including asbestos) or any other environmental pollution for which the Company could be held liable for the cure, clean up or any indemnification obligations relating thereto.

(b) There are no past or present events, conditions, circumstances, activities, practices, incidents, actions, or omissions that constitute a violation by the Company of any current or past laws, regulations, directives and other sources of law protecting the environment, the air, water, health or properties of the public or third parties. In particular, the Company has not caused any temporary or lasting injury or damage to any person or damage to property of a third party.

Section 3.13. Taxes.

(a) Definitions. For purposes of this Agreement:

(i) the term “Tax” (including “Taxes”) means – as the context requires – all state, local, French or non-French taxes, including income taxes, corporate income taxes, trade taxes, wage taxes, payroll taxes, VAT, surcharges, solidarity surcharge, sales taxes, transfer taxes, withholding taxes of any kind, property taxes, custom and excise, stamp duties, capital taxes, or any other taxes or public impositions together with any additional charge connected thereto (including penalties and interest), or any liability to pay taxes of other taxpayers; and

(ii) the term “Tax Return” (including “Tax Returns”) means any return, declaration, report, statement, information statement and other document filed or required to be filed with respect to Taxes.

(b)(1) The Company has duly and timely filed all Tax Returns and returns regarding social security contributions (in particular with the URSSAF), as far as required by Applicable Law.

(2) All Taxes and social security contributions and any other payments connected thereto (including, any penalties and interest) which became due or were triggered during the time period before the Closing Date, or can be allocated otherwise to this time period are fully paid and settled by the Company or have been appropriately accrued in the Financial Statements.

(3) All Taxes and social security contributions and any other payments connected thereto (including, any penalties and interest) which became due or were triggered on or after the Closing Date have been paid or adequate reserves have been set aside therefor, and all such amounts were incurred in the ordinary course of business of the Company and are consistent with amounts incurred in prior periods (taking into account normal changes in the operations of the Company).

(4) No material item of income or gain reported for financial accounting purposes in any period prior to the Closing will be required to be included in the income of the Company for Tax purposes in any period following the Closing, and no material item of loss or deduction of the Company required to be reported for financial purposes in any period following the Closing was claimed as a deduction from income for Tax purposes in any period prior to the Closing.

(c) All Tax Returns filed by the Company are complete and accurate and correctly reflect the tax liability required to be reported thereon.

(d) There are no claims for assessment or collection of Taxes being asserted against, and there are no audits or other proceedings currently in process with respect to, the Company, and, to the knowledge of the Company and the Shareholders, there are no such pending or threatened claims, audits or other proceedings.

(e) The Company is not a party to or bound by any obligation under any tax pooling, tax allocation or tax indemnity or similar agreement or arrangement or any agreement with any Governmental Entity pertaining to Taxes.

(f) There is currently no limitation on the utilization by the Company of net operating losses, built in losses, tax credits or similar items of the Company under French law.

(g) The Company does not have a permanent establishment (as defined in any applicable tax treaty) outside France.

(h) The Company has not made any hidden profit distributions to its shareholders.

Section 3.14. Intellectual Property.

(a) Generally. Section 3.14(a) of the Disclosure Schedule sets forth, for the Intellectual Property owned by or licensed to the Company, in whole or in part, including jointly with others (such schedule specifies if such Intellectual Property is owned jointly), by the Company, a complete and accurate list of all:

(i) patents and patent applications and invention disclosures;

(ii) Trademark registrations, trademark applications and unregistered trade names; and

(iii) copyright registrations and applications, indicating for each, the applicable jurisdiction, registration number (or application number) and date issued (or date filed).

For purposes of this Agreement, “Intellectual Property” means: trademarks and service marks including “known” (whether registered or unregistered) trade names, designs and general intangibles of like nature, together with all goodwill related to the foregoing (collectively, “Trademarks”); patents and patent applications (including any continuations, continuations-in-part, divisionals, reissues, renewals by payment of maintenance fees and applications for any of the foregoing, as far as applicable) (collectively “Patents”); copyrights and mask works (including any registrations and applications therefor and whether registered or unregistered) (collectively “Copyrights”); usage and exploitation rights for copyright protected material (“Usage and Exploitation Rights”); and information, including a formula, pattern, compilation, program, device, method, technique, or process, that:

(1) derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use; and

(2) is the subject of efforts to maintain its secrecy (collectively, “Trade Secrets”). “Trade Secrets” include computer software, databases, works of authorship, mask works, technology, trade secrets and other confidential information, know-how, board layouts, ASIC designs, bills of materials, proprietary processes, formulae, algorithms, models, user interfaces, customer lists, inventions, discoveries, concepts, ideas, techniques, methods, source codes, object codes, methodologies and, with respect to all of the foregoing, related confidential data or information.

“Development Environments” means any device, programming, documentation, media and other objects, including compilers, “workbenches,” tools, and higher-level or “proprietary” languages, used by the Company for the development, maintenance and implementation of any Software, to the extent such objects may be necessary for any subsequent maintenance or enhancement of such Software.

(b) Trademarks.

(i) All Trademarks of the Company are currently in compliance with all legal requirements (including the timely post-registration renewal by payment of maintenance fees) other than any requirement that, if not satisfied, would not result in a cancellation of any such registration or otherwise affect the use, priority or enforceability of the Trademark in question.

(ii) No registered Trademark of the Company has been or is now involved in any opposition or cancellation proceeding. To each Shareholder’s knowledge, no such action has been threatened in writing within the one (1) year period prior to the date of this Agreement.

(iii) To the knowledge of each Shareholder, there has been no prior use of any Trademark of the Company by any third party that confers upon said third party superior rights in any such Trademark.

(iv) All Trademarks of the Company have been in continuous use by the Company.

(v) The Trademarks of the Company registered have, since the date of registration thereof, been continuously used in the form appearing in, and in connection with the goods and services listed in, their respective registration certificates or renewal certificates, as the case may be. To the knowledge of each Shareholder, there are no Trademarks or applications therefor of any other person that are potentially conflicting with any Trademark owned by the Company or used by the Company, and the Company’s use of any Trademark does not create a likelihood of confusion with any Trademark of any other person. To the knowledge of each Shareholder, the Company is not currently infringing the Trademarks of any other person, and the use of the Trademarks by the Company or Buyer after the Closing Date will not result in any claim, liability, judgment, loss or expense for Trademark infringement or unfair competition.

(vi) The Company has no common law Trademarks.

(c) Patents. The Company has no Patents and has not filed and does not intend to file any Patent applications.

(d) Trade Secrets.

(i) To protect the Company’s rights in confidential information and Trade Secrets, the Company has entered into confidentiality agreements with its employees and with business partners to whom it has provided such confidential information and Trade Secrets. No third party has uncontrolled access to the offices of the Company or to the Company’s confidential information or Trade Secrets.

(ii) Without limiting the generality of Section 3.14(d), each employee, consultant and contractor of the Company has executed proprietary information, confidentiality and assignment agreements in the form of Exhibit D hereto, and, except under confidentiality obligations, there has been no disclosure by the Company of its confidential information or Trade Secrets.

(iii) The Company has not misappropriated the Trade Secrets of any other person.

(e) Copyrights and Usage and Exploitation Rights.

(i) the Company is the owner of all right, title and interest in and to (A) each of the Copyrights used by the Company other than those as to which the rights being exercised by the Company have been licensed from another person, and (B) the exclusive Usage and Exploitation Rights for copyright protected material developed by Company’s Employees or developed exclusively for the Company and used by the Company other than those as to which the rights being exercised by the Company have been licensed from another person (collectively the “Owned Copyrights”), free and clear of any and all Liens, covenants, conditions and restrictions or other adverse claims or interests of any kind or nature, and the Company has not received any notice or claim (whether written or oral) challenging the Company’s complete and exclusive ownership of rights in the Owned Copyrights or suggesting that any other person has any claim of legal or beneficial ownership with respect thereto;

(ii) the Company has not received any notice or claim (whether written or oral) challenging or questioning the validity or enforceability of any of the Owned Copyrights or indicating an intention on the part of any person to bring a claim that any Owned Copyright is invalid, is unenforceable or has been misused;

(iii) to the knowledge of each Shareholder, the Company has not taken any action or failed to take any action, conducted its businesses, or used or enforced (or failed to use or enforce) any of the Owned Copyrights, in each case in a manner that would result in the unenforceability of any of the Owned Copyrights;

(iv) the Company is not currently engaged or has not been engaged at any time in developing, designing or manufacturing products or other results of work that are or could be subject of mask work rights;

(v) the Company has not granted to any person any right, license or permission to exercise any rights under any of the Owned Copyrights;

(vi) to each Shareholder’s knowledge, no other person has infringed or is infringing in any material respect any of the Owned Copyrights; and

(vii) the Company is not currently infringing and has not infringed the Copyrights or Usage and Exploitation Rights of any other person.

(f) License Agreements. Section 3.14(f)(1) of the Disclosure Schedule sets forth a complete and accurate list of all license agreements granting to the Company any right to use or practice any rights under any Intellectual Property other than “off-the-shelf” shrink wrap software commercially available on reasonable terms to any person for a license fee of no more than one thousand Euros (€1,000) but including all such agreements that are otherwise material to the Company (collectively, the “Inbound License Agreements” ), indicating for each the title and the parties thereto. Section 3.14(f)2. of the Disclosure Schedule sets forth a complete and accurate list of all license agreements under which the Company grants licenses of software or grants other rights in or to use or practice any rights under any Intellectual Property (collectively, the “Outbound License Agreements” ), indicating for each the title and the parties thereto. There is no outstanding or threatened dispute or disagreement with respect to any Inbound License Agreement or any Outbound License Agreement. Correct and complete copies of all Inbound License Agreements and Outbound License Agreements have been made available to Buyer. Except as may be set forth in Section 3.14 of the Disclosure Schedule. No written outbound licenses are granted by the Company. The current scheme regarding such licenses is described in Section 3.14(f)2 of the Disclosure Schedule:

(i) all Inbound License Agreements and Outbound License Agreements are, and until the Closing will remain, in full force and effect, and the Company is not in material breach thereof, nor is it aware of any claim or information to the contrary;

(ii) the rights licensed under each Inbound License Agreement shall be exercisable by Buyer on and after the Closing to the same extent as exercisable by the Company prior to the Closing;

(iii) neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, or result in the impairment of any rights under (including the cancellation thereof), any Inbound License Agreement or any Outbound License Agreement.

(g) Ownership; Sufficiency of Intellectual Property Assets. The Company owns or possesses adequate licenses or other rights to use, free and clear of Liens, orders and arbitration awards, all of its Intellectual Property. The Intellectual Property identified in Section 3.14(g) of the Disclosure Schedule, together with Trade Secrets and the Company’s unregistered copyrights and the Company’s rights granted to it under the Inbound License Agreements, constitute all the Intellectual Property rights and Inbound License Agreements used in the operation of the Company’s business as currently conducted and are all such Intellectual Property rights and Inbound License Agreements necessary to operate such business after the Closing in substantially the same manner as such businesses have been operated by the Company prior thereto.

(h) No Infringement by the Company. Except as set forth in Section 3.14(h) of the Disclosure Schedule , the products used, manufactured, marketed, sold or licensed by the Company, and all Intellectual Property used in the conduct of its business as currently conducted, do not infringe upon, violate or constitute the unauthorized use of any rights owned or controlled by any third party, including any Intellectual Property of any third party. There are no actual contamination claims, litigation or other notices with respect to Company’s Intellectual Property or the Company’s products. For the purposes of this paragraph, the term “contamination” means as any use of third-party materials or Intellectual Property without an express license to do so from the owner or licensor of such third-party materials.

(i) No Pending or Threatened Infringement Claims. No litigation is now or, within the ten (10) years prior to the date of this Agreement, was pending and no notice or other claim in writing has been received by the Company within the five (5) years prior to the date of this Agreement, (A) alleging that the Company has engaged in any activity or conduct that infringes upon, violates or constitutes the unauthorized use of the Intellectual Property rights of any third party or (B) challenging the ownership, use, validity or enforceability of any Intellectual Property owned or exclusively licensed by or to the Company. Except as specifically disclosed in one or more Sections of the Disclosure Schedule pursuant to this Section 3.14, no Intellectual Property that is owned or licensed by the Company is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Company or, in the case of Intellectual Property licensed by the Company to others, restricting the sale, transfer, assignment or licensing thereof by the Company to any person.

(j) No Infringement by Third Parties. To the knowledge of each Shareholder, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned or licensed by the Company, and no such claims have been brought against any third party by the Company.

(k) Assignment; Change of Control. Except as set forth in Section 3.14(f)(1) and 3.14(f)2 of the Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and each of the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, will not result in the loss or impairment of, or give rise to any right of any third party to terminate, any of the Company’s rights to own any of its Intellectual Property or rights under any Inbound License Agreement or Outbound License Agreement, nor require the consent of any Governmental Authority or third party in respect of any such Intellectual Property.

(l) Software. Section 3.14(l) of the Disclosure Schedule sets forth a complete and accurate list of all of the Software (i) that is owned exclusively by or for which the Company has exclusive Usage and Exploitation rights and which are used in the conduct of its businesses (collectively, the “Owned Software” ), and all Software that is used by the Company that is not exclusively owned by the Company or for which the Company has non-exclusive Usage and Exploitation rights (collectively, the “Licensed Software” ) excluding software provided by Adept or any of its subsidiaries or off-the-shelf desktop applications (other than Development Environments) available on reasonable terms through commercial distributors or in consumer retail stores for a license fee of no more than one thousand Euros (€1,000). Except as may be set forth in Section 3.14(l) of the Disclosure Schedule:

(i) the Company is the owner of exclusive Usage and Exploitation Rights for all copyright protected Software produced by Company’s employees or developed exclusively for the Company or right, title and interest in and to all Owned Software, including all Copyrights and Trade Secrets and other Intellectual Property, in each case free and clear of any and all Liens, encumbrances, covenants, conditions and restrictions or other adverse claims or interests of any kind or nature, including but not limited to patent claims, and the Company and its affiliates have not received any notice or claim (whether written or oral) challenging the Company’s complete and exclusive ownership of all Owned Software and all such Intellectual Property relating thereto, or suggesting that any other person has any claim of legal or beneficial ownership with respect thereto;

(ii) the Company has not assigned, licensed, transferred or encumbered to or for the benefit of any person any of its rights in or to any Owned Software, excluding any license granted pursuant to any Outbound License Agreement disclosed in Section 3.14 of the Disclosure Schedule;

(iii) except source code that is subject to open source or quasi-open source license agreements as set forth in Section 3.14(f)2 of the Disclosure Schedule, no source code of any Owned Software has been licensed or otherwise made available to any person, the Company has treated the source code of the Owned Software, and the data associated therewith, as confidential and proprietary business information, and has taken all reasonable steps to protect the same as Trade Secrets of the Company;

(iv) any person identified in Section 3.14 of the Disclosure Schedule as having received any such source code or data is bound by an appropriate confidentiality and non-disclosure agreement with respect thereto, and the Company is not aware of any material breach of any such agreement or any threatened disputes or disagreements with respect thereto;

(v) none of the Software developed by or for the Company contains any programming code, documentation, or other materials or any Development Environments that embody Intellectual Property rights of any person other than the Company, except for such programming code, documentation or other materials or Development Environments obtained by the Company from persons that make such programming code, documentation or other materials or Development Environments generally available on standard commercial terms and that have expressly licensed the Company to utilize such programming code, documentation or materials or Development Environments in the manner they have been utilized;

(vi) the Company has lawfully acquired the right to use the Licensed Software, and has not exercised any rights in respect of any Licensed Software, including any reproduction, distribution or derivative work rights, outside the scope of any license expressly granted by the person from which the right to use such Licensed Software was obtained;

(vii) no royalties, fees, honoraria or other payments are payable by the Company to any person by reason of the ownership, use, sale, licensing, distribution or other exploitation of any Software;

(viii) none of the Software products that the Company has distributed or otherwise made available to third parties or that have been designed by the Company for commercial distribution (i) contains any Licensed Software or (ii) contains any lines of code or other Software licensed to the Company by any other third party that has made such Software (or other Software from such Software is derived) available to the Company subject to the condition that the Company shall not charge a fee or otherwise seek any compensation in connection with re-distributing or otherwise exploiting such Software;

(ix) except as set forth in Section 3.14 of the Disclosure Schedule, none of its Software is, in whole or in part, subject to the provisions of any open source or quasi-open source license agreement, including the GPL (General Public License) or LGPL (Library General Public License), or any other agreement obligating Company to make source code available to third parties or publish source code;

(x) the Company has not made any submission or suggestion and neither the Company is not subject to any agreement with standards bodies or other entities which would obligate the Company to grant licenses to or otherwise impair its control of its Intellectual Property; and

(xi) the Owned Software was (A) developed by employees of the Company in the course of their employment by the Company, (B) developed by independent contractors that have assigned in writing to the Company all such contractors’ respective rights in the Software developed thereby or (C) otherwise acquired by the Company from a third party pursuant to a written agreement containing an express assignment of rights by such third party to the Company.

For purposes of this Agreement, “Software” means any and all (i) computer programs, including any and all software implementations of algorithms, heuristics, models and methodologies, whether in source code or object code, (ii) testing, validation, verification and quality assurance materials, (iii) databases, conversions, interpreters and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iv) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (v) all documentation, including user manuals, web materials and architectural and design specifications and training materials, relating to any of the foregoing, (vi) software development processes, practices, methods and policies recorded in permanent form, relating to any of the foregoing, and (vii) performance metrics, sightings, bug and feature lists, build, release and change control manifests recorded in permanent form.

(m) Performance of Existing Software Products. The Company’s existing and currently manufactured and marketed Software products perform, free of viruses, the functions described in any agreed specifications or end user documentation or other information provided to customers of the Company on which such customers relied when licensing or otherwise acquiring such products.

(n) Know-how. The Company’s employees are not restricted in their use of know how and other information retained in their unaided memories that was obtained during their performance of services for the business of the Company (“Residuals”), nor are they prevented from using such Residuals as part of their skill, knowledge, talent and/or expertise on future projects for Buyer and/or its affiliates.

(o) Documentation. The Company has taken all actions customary in the French software industry to document the Software and its operation, such that the materials comprising the Software, including the source code and documentation, have been written in a clear and professional manner so that they may be understood, modified and maintained in an efficient manner by reasonably competent programmers.

(p) Supply and Distribution Relationships.

(1) Section 3.14 of the Disclosure Schedule sets forth any other agreements or written contracts (other than with Adept or any of its subsidiaries), under which the Company obtains services or products for use in the supply and distribution of ApproFlex and any manufacturing relationships for use in producing the Company’s finished products (“Supply Contracts”).

(2) The Company has delivered to Buyer a correct and complete copy of each Supply Contract. There are no fees, penalties, price uplifts, shortfall payments, bill backs or other amounts outstanding under such Supply Contracts. The quantities available for purchase and the prices required to be paid and other material terms and conditions under each written Supply Contract are as stated in such Supply Contract in Section 3.14 of the Disclosure Schedule.

(3) Each location that requires qualification under the terms of a Supply Contract is qualified, and no unresolved differences with respect to product or process specifications remains outstanding.

(4) All terms and conditions are as they appear to be on the face of the Supply Contracts, and there are no modifications, whether written, oral or otherwise, of any Supply Contract that might make the terms of such Supply Contract less favorable to the Company. The Company has not received any written or oral notice from the other party to any Supply Contract, or from any other supplier to the Company, to the effect that such party will not accept purchase orders from the Company on such terms, conditions and quantities consistent with past practices. Prices required to be paid for products or services under such Supply Contract are stated in such Supply Contracts on Section 3.14(p) of the Disclosure Schedule.

(5) To any Shareholder’s Knowledge, no condition exists that would permit a termination or a change of such Supply Contracts by the other party under such Supply Contract.

Section 3.15. Title to Properties; Absence of Liens and Encumbrances.

(a) The Company does not own any real property, nor has it ever owned any real property. Section 3.15 of the Disclosure Schedule sets forth a list of all real property currently leased by the Company, the names of the lessor and lessee, and the date of the lease and each amendment thereto as well as the material terms of such lease. All such current leases are valid and effective, are in full force and effect in accordance with their respective terms, and there is not, under any of such leases, any existing default (or event which with notice or lapse of time would constitute a default) by the Company or, to each Shareholder’s knowledge, by the other party to such lease. Complete and correct copies of such leases have been delivered to Buyer.

(b) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except as expressly reflected in the Financial Statements and except for Liens for Taxes not yet due and payable and such imperfections of title, if any, that do not interfere with the present value of the subject property.

Section 3.16. Insurance. The Company maintains insurance policies (the “Insurance Policies” ) against all risks of a character and in such amounts as are customarily insured against by similarly situated companies in the same or similar businesses, all of which policies maintained by the Company are attached in Section 3.16 of the Disclosure Schedule. Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full. None of the Insurance Policies will terminate or lapse (or be affected in any other adverse manner) by reason of the transactions contemplated by this Agreement. The Company has complied with the provisions of each Insurance Policy under which it is the insured party. No insurer under any Insurance Policy has canceled or generally disclaimed liability under any such policy or indicated any intent to do so or not to renew any such policy. No claims under the Insurance Policies have been filed.

Section 3.17. Certain Business Practices.

(a) Neither the Company nor any directors, officers, agents or employees of the Company has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or (iii) made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

(b) The Company has not entered into any transaction with any of its affiliates that has provided to the Company revenues, earnings or assets that would not have been available to it in an arm’s length transaction with an unaffiliated person.

Section 3.18. Warranties. Section 3.18 of the Disclosure Schedule sets forth complete and accurate copies of all of the written warranties and guaranties, and descriptions of any oral warranties and guaranties, by the Company (and those statutorily mandated in France) currently in effect with respect to its products and services. There have not been any deviations from or modifications of such warranties and guaranties, and neither the Company, nor any of its salespeople, employees, distributors and agents is authorized to undertake obligations to any customer or to other third parties in excess of such warranties or guaranties. The Company has not made any oral warranty or guaranty with respect to its products not described on such schedule.

Section 3.19. Material Contracts.

(a) Section 3.19 of the Disclosure Schedule sets forth a list of all of the following written contracts, agreements, options, leases, licenses, sales and purchase orders, warranties, commitments and other instruments of any kind (each a “Contract” ) to which the Company is a party or is otherwise bound (each a “Material Contract” and collectively the “Material Contracts”):

(i) each sales Contract other than the Company’s standard purchase order, relating to the Company’s business pursuant to which the volume of sales exceeded fifty thousand Euros (€50,000) since December 31, 2006;

(ii) each Contract other than the Company’s standard purchase order, that requires payment by or to the Company in respect of its business subsequent to the date of this Agreement of more than fifty thousand Euros (€50,000);

(iii) a list in respect of the Company’s business relating to, and evidences of, indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset) provided in the French language and included on the Closing Date Balance Sheet, including a summary of accounts payable; provided that any individual items in such summary over fifty thousand Euros (€50,000) shall be set forth in English;

(iv) all joint development or professional services agreements, excluding (x) legal, accounting or auditing engagements unless such engagement requires more than three (3) months notice to terminate or otherwise restricts termination or modification of the engagement, and (y) joint development agreements that do not require the Company to share ownership or rights to any Intellectual Property developed therein. For purposes of clarification, the agreements set forth herein do not include agreements for clients of the Company who will own Intellectual Property “above” the Company’s CIDE application and related software products;

(v) partnership, joint venture or other similar Contracts, arrangements or agreements, directly affecting the Company’s business or assets;

(vi) all commitments to employees or third parties for any sales- or profit-based remunerations or bonuses;

(vii) all agreements with employed or independent commission agents, distributor or dealers;

(viii) continuous agreements or commitments due to advisers or similar other third persons; and

(ix) all other Contracts that are material to the Company, taken as a whole (including all agreements between the Company) including loan agreements and Non-Disclosure Agreements.

(b) Each Material Contract is a valid and binding obligation of the Company and, to the best knowledge of each Shareholder, each other person who is a party thereto, and is enforceable by the Company in accordance with its terms, and the Company is not to the best knowledge of each

Shareholder, any other party thereto is in default thereunder. With respect to the loan agreements: (i) the loan agreement with BANQUE POPULAIRE entitles the bank to request that the Company reimburse the loan in the case of change of control of the Company; and (ii) the loan agreement with CREDIT AGRICOLE DES SAVOIE provides that the bank must be informed within eight days of a change of control of the Company.

Section 3.20. Suppliers and Customers. The documents and information supplied by the Company to Buyer or any of its representatives with respect to relationships and volumes of business done with the Company’s significant suppliers and customers are accurate and complete in all material respects. During the last twelve (12) months, the Company has not received notices of termination or written threats of termination from any material suppliers or the material customers of the Company, taken as a whole.

Section 3.21. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents based upon arrangements made by or on behalf of the Company.

Section 3.22. Public Grants and Subsidies. The Company has not received any subsidies or public grants other than as set forth in Schedule 3.22. With respect to the grant from OSEO, an email from OSEO sent to the Company on December, 18, 2007, regarding the intellectual property rights pertaining to such subsidies’ agreements signed by the Company is attached in Schedule 3.22 of the Disclosure Schedule. Some of the agreements listed in Section 3.22 of the Disclosure Schedule contain a clause related to the change of control of the Company and can require immediate reimbursement of the applicable loan or grant.

Section 3.23. Distributor Agreements and Relationships. The termination of distributor agreements and relationships will not result in any claim, liability, judgment, loss or expense to Buyer or the Company in excess of any claim, liability, judgment, loss or expense imposed under Applicable Law.

Section 3.24. Encumbrances. Except as set forth in Schedule 3.24 of the Disclosure Schedule, no asset of the Company is subject to any encumbrance.

Section 3.25. Personal Guaranty Granted by the Shareholders. On December, 3, 2007, as regarding an order n° 10/11/158-107/9998 from ARC INTERNATIONAL company, Mr. Bruno ADAM granted a personal guaranty to ARC INTERNATIONAL for a amount of 17.742,66 €. This personal guaranty expires on January, 21, 2008. A copy of Mr. Bruno ADAM’s personal guaranty is attached in Schedule 3.25 of the Disclosure Schedule.

Section 3.26. Representations Complete. The representations or warranties made by the Company and Shareholders in this Agreement, and any statements made in any Schedules or certificates required to be furnished by the Company or any Shareholder pursuant to this Agreement, do not contain, any untrue statement of a material fact, and do not omit, to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to each Cerebellum Shareholder as follows:

Section 4.1. Organization. Buyer is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted except where failure to do so would not have a material adverse affect on the Buyer. Buyer has heretofore made available to the Company accurate and complete copies of its Articles of Incorporation and Bylaws or other charter documents, as currently in full force and effect, of Buyer.

Section 4.2. Authority Relative to Agreements. Buyer has all necessary corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, to perform its obligations under this Agreement and each other Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each other Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement and each other Transaction Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement and each other Transaction Document to which it is a party have been duly and validly executed and delivered by Buyer and constitute, assuming the due authorization, execution and delivery hereof and thereof by the Company and each Cerebellum Shareholder, valid, legal and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity.

Section 4.3. Consents and Approvals; No Violations. No filing with or notice to, and no permit, authorization, consent or approval of any Governmental Entity is necessary for the execution and delivery by Buyer of this Agreement and each other Transaction Document to which it is a party or the consummation by Buyer of the transactions contemplated by this Agreement and such other Transaction Documents. Neither the execution, delivery and performance of this Agreement and each other Transaction Document to which it is a party by Buyer nor the consummation by Buyer of any of the transactions contemplated hereby and thereby will (i) conflict with or result in any breach of any provision of the charter documents of Buyer, or (ii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Buyer or any of Buyer’s subsidiaries or any of their respective properties or assets.

Section 4.4. Brokers. No broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents based upon arrangements made by or on behalf of Buyer.

ARTICLE 5

COVENANTS AS TO TAX MATTERS

Section 5.1. Transfer Taxes. As a result of the transfer of the Shares pursuant to this Agreement, the Buyer shall be responsible for the payment of the tax transfer of 1.1% of the total amount of the transaction contemplated, limited to a maximum amount of four thousand Euros (€4,000) for each transfer.

In addition, the Buyer and the Cerebellum Shareholders shall each be equally responsible for the payment of any excise, sales, use, stamp, documentary, filing, recordation and other similar taxes and fees that may be imposed or assessed solely, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

Section 5.2. Liability for Taxes. Each of the Shareholders shall be liable for, and agrees to indemnify and hold harmless Buyer against any and all Taxes imposed on the Company or for which the Company may otherwise be liable for any taxable year or period (or portion thereof) that ends on or before the Effective Date (the “Pre-Effective Date Tax Period”).

Section 5.3. Tax Returns.

(a) The Shareholders have filed or caused to be filed all Tax Returns which were due to be filed on or prior to the Effective Date and any consolidated, unitary income Tax Returns of the Company for the taxable periods before the Effective Date. Buyer will file or cause to be filed when due all other Tax Returns of the Company due to be filed after the Effective Date.

(b) If the parties disagree as to any item reflected on any such Tax Return, the parties will jointly request accountants to resolve any issue in dispute as promptly as possible. For purposes of this section “Accountants” shall mean the accounting firm Cabinet Mazars located in Annecy (subject to the non-conflict requirements for such firm set forth in Section 1.4(b)) or if such firm cannot meet such requirements, then this term shall mean a firm of independent public accountants as mutually agreed upon by Buyer and the Shareholders. The decision of the Accountants will be final and binding on the parties, and the expenses of Accountants will be shared equally by the Shareholders and the Buyer.

Section 5.4 Contests. Each of Buyer and the Shareholders will promptly notify the other in writing upon receipt of notice of any pending or threatened audits or assessments with respect to Taxes of the Company for which such other party (or such other party’s Affiliates) may be liable hereunder. The Shareholders will be entitled to participate at their own expense in the defense of any Tax audit or administrative or court proceeding relating to Taxes for which they may be liable (i.e., with regard to taxes due for any Pre-Effective Date Tax Period), and to employ counsel of their choice at their expense; provided, however, that the audit or proceeding will be controlled by Buyer. The Buyer and each of the Shareholders will cooperate on a reasonable basis to enable the Company to take all actions with respect to such audit or proceeding. Buyer may not agree to settle any Claim for Taxes relating to a Pre-Effective Date Tax Period for which the Shareholders will be liable without their prior written consent, which consent will not be unreasonably withheld.

Section 5.5 Post-Effective Date Events that Affect Company’s Liability for Taxes. In the event of an adjustment to any income Tax Return filed prior to the Effective Date that changes the Tax Liability of the Company for a Post-Effective Date Tax Period and increases the aggregate Tax Liability of the Company, the Shareholders shall pay to the Company an amount equal to the amount by which the Company’s aggregate Taxes are increased by such Post-Effective Date Tax Adjustment subject to the terms and conditions of Section 7.5.

Section 5.6 Assistance and Cooperation. After the Effective Date: the Shareholders will (a) assist Buyer in preparing any Tax Returns of the Company; (b) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns and payments in respect thereof; (c) make available to Buyer and to any taxing authority as reasonably requested all relevant books and records relating to Taxes; (d) provide timely notice in writing to Buyer of any pending or proposed audits or assessments with respect to Taxes for which Buyer or any of its affiliates may have liability under this Agreement; and (e) furnish Buyer with copies of all relevant correspondence received from any taxing authority in connection with any audit or information request with respect to any Taxes referred to herein.

The party requesting assistance or cooperation will bear the other party’s reasonable out-of-pocket expenses in complying with such request to the extent that those expenses are attributable to fees and other costs of unaffiliated third party service providers.

ARTICLE 6

COVENANTS OF ALL PARTIES

The parties hereto agree that:

Section 6.1. Further Assurances; Filings; Reasonable Efforts.

(a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things reasonably necessary, proper or advisable under Applicable Law to consummate and make effective the transactions contemplated by this Agreement and each of the other Transaction Documents, including using all reasonable efforts to do the following:

(i) cooperate in the preparation and filing of any filings or notifications that must be made with any Governmental Entities;

(ii) obtain consents of all third parties and Governmental Entities necessary, proper, advisable or reasonably requested by Buyer or the Company, for the consummation of the transactions contemplated by this Agreement;

(iii) contest any legal proceeding relating to the transactions contemplated by this Agreement; and

(iv) execute and deliver any additional instruments reasonably necessary to consummate the transactions contemplated hereby. If at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

Section 6.2. Conduct of Business by the Shareholders Pending the Effective Date. Provided that the Closing Date precedes the Effective Date, during the period from the date of the Closing and continuing until the earlier of the termination of this Agreement or the Effective Date, the

Shareholders agree (except to the extent that Buyer shall otherwise consent in writing), to pay its debts and Taxes when due (subject to good faith disputes over such debts or Taxes), to pay or perform other obligations when due and, to the extent consistent with such business, to use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and consultants and preserve its relationships with customers, suppliers, distributors and others having business dealings with it, to the end that its goodwill and ongoing businesses would be unimpaired at the Effective Date. The Shareholders shall promptly notify Buyer of any event or occurrence not in the ordinary course of business of the Company.

Section 6.3. Notification of Certain Matters. Provided that the Closing Date precedes the Effective Date, from the Closing Date to the Effective Date, Buyer shall give prompt notice to the Shareholders, and the Shareholders shall give prompt notice to Buyer, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause (x) any claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or other Governmental Entity initiated by the Company or against it, or known by the Company to be threatened against the Company or any of its officers, directors, employees or Shareholders in their capacity as such, (y) any representation or warranty contained in this Agreement to be untrue or inaccurate or (z) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied; and (ii) any failure or inability of Buyer or the Shareholders, as the case may be, to comply with or satisfy, any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.3 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. The parties hereto acknowledge that reliance shall not be an element of any claim or cause of action by any party hereto for misrepresentation or breach of a representation, warranty or covenant under this Agreement.

Section 6.4. Access to the Company. Provided that the Closing Date precedes the Effective Date, from the Closing Date to the Effective Date, the Shareholders shall: (i) provide to Buyer (and its officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, “Representatives”)) access at reasonable times upon prior notice to the directors, officers, employees, agents, properties, offices and other facilities of the Company and to the books and records thereof and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company as Buyer or its Representatives may reasonably request.

Section 6.5. No Solicitation of Transactions. Provided that the Closing precedes the Effective Date, from the Closing Date to the Effective Date, the Shareholders will not, directly or indirectly, and will instruct its Representatives not to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below). The Shareholders will notify Buyer immediately after receipt by the Company (or any of its officers, directors, employees, agents, advisors or other representatives) of any proposal for, or inquiry respecting, any Competing Transaction. Such notice to Buyer shall indicate in reasonable detail the identity of the person making such proposal or inquiry and the terms and conditions of such proposal or inquiry. The Shareholders immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. For purposes of this Agreement a “Competing Transaction” means any of the following involving the

Company (other than the Share Purchase and the other transactions contemplated by this Agreement): (i) a merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, transfer or other disposition of a material portion of the assets or debt or equity securities of such party; (iii) a tender offer or exchange offer for 15% or more of the outstanding voting securities of such party; or (iv) any solicitation in opposition to approval by the Shareholders of this Agreement and the Share Purchase.

Section 6.6. Termination. This Agreement may be terminated and the Share Purchase and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Closing Date, notwithstanding any requisite approval, adoption and execution of this Agreement, payment of Closing Cash Consideration and any other transactions contemplated by this Agreement, as follows:

(i) by mutual written consent duly authorized by the Boards of Directors of each of Buyer and the Company;

(ii) by either Buyer or the Company upon the issuance of any order which is final and nonappealable which would (x) prevent the consummation of the Share Purchase, (y) prohibit Buyer’s or the Company’s ownership or operation of any portion of the business of the Company or (z) compel Buyer or the Company to dispose of or hold separate, as a result of the Share Purchase, any portion of the business or assets of the Company or Buyer;

(iii) by Buyer upon a breach of any material representation, warranty, covenant or agreement on the part of the Shareholders set forth in this Agreement, or if any representation or warranty of the Shareholders or Company shall have become untrue (“Terminating Shareholder Breach”); provided, however, that, if such Terminating Shareholder Breach is curable through the exercise of its best efforts and for so long as the Shareholders continue to exercise such best efforts, Buyer may not terminate this Agreement under this Section 6.6 unless such breach is not cured within 10 days after notice thereof is provided by Buyer to the Shareholder (but no cure period is required for a breach which, by its nature, cannot be cured); or

(iv) by the Shareholders upon a breach of any material representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer shall have become untrue, (“Terminating Buyer Breach”); provided, however, that, if such Terminating Buyer Breach is curable by Buyer through the exercise of its best efforts and for so long as Buyer continues to exercise such best efforts, the Shareholders may not terminate this Agreement under this Section 6.6 unless such breach is not cured within 10 days after notice thereof is provided by the Shareholders to Buyer (but no cure period is required for a breach which, by its nature, cannot be cured).

Section 6.7. Effect of Termination. In the event of termination of this Agreement pursuant to Section 6.7, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Buyer or the Shareholders or any of their respective officers or directors, and all rights and obligations of each party hereto shall cease; provided, however, that (i) the Shareholders shall repay Buyer any Cash Consideration received by Shareholders prior to termination, (ii) Section 6.7, Section 6.9 and Article 8 shall remain in full force and effect and survive any termination of this Agreement and (iii) nothing herein shall relieve any party from liability for the willful breach of any of its representations or warranties or the breach of any of its covenants or agreements set forth in this Agreement.

Section 6.8. Waiver. Without prejudice to the provisions of Article 7 any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid (i) with respect to Buyer, if set forth in an instrument in writing signed by Buyer, or (ii) with respect to the Shareholder, if set forth in an instrument in writing signed by the Shareholders.

Section 6.9. Communication, Cooperation and Coordination. On the Closing Date or promptly thereafter, the parties shall cooperate in advising customers and other parties to direct to the appropriate party any future payments by such customers or other parties. In determining whether a receivable or a payable is one arising pre-closing or post-closing, the receiving party may rely on any invoice or contract number referred to on the payment or in correspondence accompanying such payment and any dates or other information contained therein. To the extent any payment received by a Shareholder or the Company does not specify which outstanding receivable it is in payment of, the party in receipt of such payment shall use commercially reasonable efforts to match such payment to the correct invoice and apply such payment to the matching invoice and applicable date and assist the other party in doing so. Following the Effective Date, each party will provide the other with such cooperation as the other may shall reasonably request in connection with the collection of outstanding accounts receivable of the Company from the period prior to the Effective Date or the investigation or dispute of any accounts payable if such payables should be properly investigated or disputed.

Section 6.10. Public Announcements; Company Literature. None of Buyer, the Shareholders, the Company shall issue any press release or otherwise make any public statements with respect to the transactions contemplated by this Agreement or any of the other Transaction Documents without the prior consent of Buyer (in the case of the Company or the Shareholders) or the Company and the Shareholders (in the case of Buyer or any of Buyer’s subsidiaries), except as may be required by Applicable Law. If any party determines, with the advice of counsel, that it is required by Applicable Law to make this Agreement or any terms thereof public, it shall, a reasonable time before making any public disclosure, consult with the other parties regarding such disclosure and seek confidential treatment for such terms or portions of this Agreement as may be requested by the other parties. The parties agree there shall be no public announcement of this Agreement or the consummation of the transactions contemplated by this Agreement except as may be required by Applicable Law.

Section 6.11. Confidentiality. Each of the parties hereto will hold, and will cause its employees, consultants and advisers to hold, in confidence all documents and information furnished to it by or on behalf of another party to this Agreement in connection with the transactions contemplated by this Agreement and each of the other Transaction Documents pursuant to the terms of the Nondisclosure Agreement entered into between the Company and Buyer dated as of October 19, 2007 (the “NDA”).

Section 6.12. Expenses; Taxes. Whether or not the Share Purchase is consummated and excepted as otherwise provided herein, all costs and expenses incurred in connection with this Agreement, the Share Purchase and other transactions contemplated by this Agreement (including, without limitation, the fees and expenses of financial advisors, accountants and legal counsel) (i) if incurred by Buyer, shall be paid by Buyer and (ii) if incurred by the Shareholders, shall be paid by the Shareholders.

Section 6.13. Service Credit; Employment.

(a) Employees of the Company residing in France shall receive service credit in accordance with the benefits programs available to similarly situated Buyer employees in France.

(b) Buyer shall not be responsible for any tax obligations of any of the Company’s employees in connection with the grant of benefits hereunder.

(c) At the Effective Date Buyer shall appoint a President of the Company and the Shareholders as Directeurs General for the Company.

(d) Within thirty (30) days after the Effective Date, Buyer shall establish a pool of up to eighty-five thousand US Dollars (USD85,000) for the Company to pay bonuses to Company employees as set forth in their respective employment agreements.

Section 6.14. Non-Competition. Each of the Shareholders agree that they will not, directly or indirectly, or individually or collectively (a) engage in the same field of business as Company conducts, development and consequential marketing of ApproFlex-like products and/or multi-axis OEM control software, on the Closing Date and for three years thereafter, or (b) or solicit or hire any of the employees of the Company or the Buyer, or any of their respective subsidiaries, affiliates or group companies, for a period of three (3) years from the date of the Closing in the European Union, France, Norway, Switzerland, the NAFTA countries and any other jurisdictions in which the Company does business.

Section 6.15. Registration of Shares. Adept shall issue the shares of Adept Common Stock as provided in this Agreement pursuant to Regulation S promulgated under the Securities Act of 1933, as amended (the “Securities Act”) or any other applicable securities law exemption(s). Adept, the Cerebellum Shareholders and the Company shall comply with all applicable provisions of, and rules under, the Securities Act and applicable state securities laws in connection with the offering and issuance of the shares of Adept Common Stock pursuant to this Agreement. Such shares of Adept Common Stock will be “restricted securities” under the Federal and state securities laws and cannot be offered or resold except pursuant to registration under the Securities Act or an available exemption from registration.

Section 6.16. Cerebellum Shareholder Acknowledgement. Each Cerebellum Shareholder acknowledges that the Adept Common Stock representing the Non-Cash Consideration (if and to the extent issued based on the terms and conditions of this Agreement) will contain the following legends:

THESE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“THE ACT”), OR ANY STATE SECURITIES LAWS, AND ARE BEING OFFERED AND SOLD ONLY PURSUANT TO OFFER AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE ACT. THESE SECURITIES MAY NOT BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

THE SHARES REPRESENTED HEREBY MAY NOT BE SOLD, TRANSFERRED OR DISPOSED OF EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S (RULES 901 THROUGH 905, AND PRELIMINARY NOTES, OF THE ACT), PURSUANT TO REGISTRATION UNDER THE ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION.

Section 6.17. Registration of Adept Common Stock. Adept shall register the Adept Common Stock to be issued hereunder under a registration statement as soon as practicable after the First or Second Deferred Consideration Date, as applicable.

ARTICLE 7

SURVIVAL; INDEMNIFICATION

Section 7.1. General Survival. The parties agree that, regardless of any investigation made by the parties or any certificate delivered to or accepted by Buyer, the representations, warranties and covenants of the parties contained in this Agreement shall survive the execution of this Agreement for an indefinite period of time, subject to the limitation periods as set forth in Section 7.8.

Section 7.2. Indemnification by the Shareholders.

(a) Subject to the provisions of this Article 7, each Shareholder jointly and severally will indemnify, defend and hold harmless Buyer, its affiliates, and their respective directors, officers, attorneys, accountants, agents and employees, and their heirs, successors and assigns (collectively, the “Buyer Indemnified Parties”), from, against and in respect of all Losses imposed on, sustained, incurred or suffered by or asserted against any of the Buyer Indemnified Parties, relating to or arising out of any of the following (individually and collectively, “Buyer Losses”) described below. Notwithstanding the exclusion of the Adam Shareholders from the provisions of this Article 7, the Shareholders hereby agree that they will be responsible for any pro rata liability they would otherwise have if all Cerebellum Shareholders were included in this Article:

(i) any inaccuracy or breach of any representation or warranty of a Shareholder contained herein or any certificate furnished by the Shareholders to the Buyer at Closing;

(ii) any breach of any covenant or agreement of any Shareholder contained herein;

(iii) any Taxes payable by the Company (or for which the Company is liable) for any period through and including the Effective Date to the extent set forth in Section 5.2;

(iv) any Liability of or related to or attributable to the Company or any Shareholder to the extent such Liability is attributable to an occurrence or circumstance arising prior to the Effective Date and including without limitation Claims asserted by third parties related to or arising from the operation of the Company prior to the Effective Date (individually and collectively “Covered Third Party Claims”);

(v) fraud on the part of any of the Shareholders in connection with the matters relating to this Agreement.

(b) The Shareholders shall have no rights of contribution or reimbursement from the Company (or the Buyer as successor to the Company) with respect to any indemnification obligations such Shareholders may have.

Section 7.3 Indemnification by Buyer.

(a) Subject to the provisions of this Article 7, Buyer will indemnify, defend and hold harmless each of the Selling Shareholders, and their respective directors, officers, attorneys, accountants, agents and employees, and their heirs, successors and assigns (collectively, the “Seller Indemnified Parties”), from, against and in respect of any Losses imposed on, sustained, incurred or suffered by or asserted against any of the Seller Indemnified Parties, relating to or arising out of any of the following (collectively, “Seller Losses”):

(i) any breach of any representation or warranty of Buyer contained herein or any certificate furnished by the Buyer to the Shareholders at Closing;

(ii) any breach of any covenant or agreement of Buyer contained herein; and

(iii) any Liability of or related to the Company or the Buyer to the extent that such Liability is attributable to an occurrence or circumstance arising after the Effective Date (individually and collectively “Post-Effective Date Liabilities”); provided however that Buyer would have no responsibility for (A) any Liability contemplated by Section 7.2(a)(iii) (Pre-Effective Date Taxes), (B) any Covered Third Party Claims, and (C) any Liability with respect to which, and to the extent that, there was a failure or breach of any representation or warranty, or a breach or nonfulfillment of any covenant or agreement, of a Shareholder contained herein.).

Section 7.4. Indemnification Procedures.

(a) A party claiming indemnification under this Agreement (an “Indemnified Party”) for any Claim or Claims asserted by a third party, including, in the case of Buyer, a Covered Third Party Claim (collectively, “Third Party Claims”) shall promptly:

(i) notify, within thirty (30) days after receipt of such claim, the party from whom indemnification is sought (the “Indemnifying Party”) of any Third-Party Claim asserted against the Indemnified Party which could give rise to a right of indemnification under this Agreement; and

(ii) transmit to the Indemnifying Party a written notice (“Third Party Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), an estimate of the amount of Losses attributable to the Third Party Claim, if reasonably possible, and the basis of the Indemnified Party’s request for indemnification under this Agreement.

(b) Within thirty (30) days after receipt of any Third Party Claim Notice (the “Election Period”), the Indemnifying Party shall notify the Indemnified Party:

(i) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Agreement with respect to such Third Party Claim; and

(ii) whether the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.

(c) If the Indemnifying Party notifies the Indemnified Party within the Election Period that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, such Third Party Claim by all appropriate proceedings. Such proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 7.4. The Indemnifying Party shall have full control of such defense and proceedings including any compromise or settlement thereof; provided, however, that any such compromise or settlement involving a dollar amount in excess of the limitations set forth in Section 7.5(c), non-monetary obligations of the Indemnified Party, or otherwise having a direct effect upon its continuing operations or the business shall be subject to the consent of the Indemnified Party. If requested by the Indemnifying Party, the Indemnified Party shall, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including, without limitation, the making of any related counterclaim against the Person asserting the Third Party Claim or any cross-complaint against any Person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 7.4 and, except as expressly provided, shall bear its own costs and expenses with respect to such participation.

(d) If the Indemnifying Party (i) fails to notify the Indemnified Party as set forth in subsection (c), or if (ii) fails to diligently and promptly prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend at the sole cost and expense of the Indemnifying Party, the Third Party Claim. The Indemnified Party shall have full control of such defense and proceeding; provided, however, that the Indemnified Party may not enter into, without the Indemnifying Party’s consent, which shall not be unreasonably withheld or delayed, any compromise or settlement of such Third Party Claim. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 7.4, and the Indemnifying Party shall bear its own costs and expenses with respect to such participation. For purposes of this Section, “settlement” means any settlement under Applicable Law.

(e) In the event an Indemnified Party should have a Claim against an Indemnifying Party hereunder which does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the “Indemnity Notice”) describing in reasonable detail the nature of the Claim, an estimate of the amount of Losses attributable to such Claim, the basis of the Indemnified Party’s request for indemnification under this Agreement and the amount for which a Claim for indemnification is made, taking into account the limitations set forth in Section 7.8. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such Claim, the Claim specified by the Indemnified Party in the Indemnity Notice shall be deemed a Liability of the Indemnifying Party hereunder. If the Indemnifying Party has timely disputed such Claim, as provided above, such dispute shall be resolved in accordance with the dispute resolutions provisions set forth in Section 7.4 of this Agreement.

(f) The failure of an Indemnified Party to provide notice for a claim required by this Section 7.4 shall cause the Indemnified Party to forfeit the right to receive the indemnification it would have otherwise had for such claim under this Article 7.

Section 7.5. Indemnification Limitations.

(a) No Claim for indemnification under this Article 7 shall be asserted by any Indemnified Party after the expiration and termination of the periods of limitation described in, or otherwise contemplated by, Section 7.8.

(b) No Indemnifying Party shall have any Liability hereunder to indemnify the Indemnified Party for Buyer Losses or Seller Losses, as applicable, until the aggregate amount of Buyer Losses or Seller Losses, as applicable, exceed Ten Thousand US Dollars (USD10,000) in which event the Indemnified Party shall be entitled to indemnification for all such Losses.

(c) The aggregate indemnification obligation of the Shareholders or the Buyer hereunder for Buyer Losses (other than Buyer Losses described in the following subsection (d)) or Seller Losses, respectively, shall not exceed fifty percent (50%) of the Total Purchase Price; provided that the aggregate indemnification obligation of the Shareholders for any breach of Section 2.1 (Title), Section 3.2 (Capitalization of the Company), Section 7.2(a)(iv) (Covered Third Party Claims), Section 7.3(a)(iii) (Post-Effective Date Liabilities) or the Repurchase shall not exceed one hundred percent (100%) of the Total Purchase Price.

(d) The limitations set forth herein in this Section 7.5 or in Section 7.8 shall not apply to any indemnification for a breach of Sections 5.2 (Liability for Taxes) or Section 7.2(a)(v) (Fraud).

Section 7.6. Adjustment for Insurance Benefit. Any indemnification payable in accordance with this Article 7 shall be net of any amounts actually recovered (after deducting related costs and expenses) by the Indemnified Party for the Losses for which such indemnification payment is made under any insurance policy, warranty or indemnity from any Person other than a party hereto. Notwithstanding the foregoing each party agrees to waive as against the other any rights of subrogation if may have with regard to insurance.

Section 7.7 Exclusive Remedy. Without limiting any rights of any party to bring an action for injunctive relief, the rights of the parties to assert indemnification claims and receive indemnification payments pursuant to this Article 7 will be the sole and exclusive right and remedy exercisable by Buyer Indemnified Parties and Seller Indemnified Parties with respect to any Claims arising under this Agreement provided however that if a Shareholder fails to transfer any property, assets or rights hereunder Seller shall also cure such breach by promptly transferring such property, asset or right to the Company.

Section 7.8. Periods of Limitation.

(a) Indemnification Claims shall become statute-barred on the following dates:

(i) claims regarding Section 3.13 (Taxes) shall only become statute-barred at the end of six (6) months after receipt of non-appealable tax assessment or social security assessment notices in connection with tax field audits or audits by the social security authorities for the periods to which the representations and warranties under this Agreement relate or three (3) years, whichever is later;

(ii) claims regarding Section 3.12 (environmental) shall be statute-barred on the third anniversary of the Closing Date;

(iii) claims regarding the representations and warranties as to Section 3.1 and 3.2 (due incorporation, title to shares, etc.), shall be statute-barred on the third anniversary of the Closing Date;

(iv) claims regarding the representations and warranties in Section 3.8 shall become statute-barred on the date ninety (90) days after all claims and proceedings relating to the factual dispute underlying the claim, including any litigation in connection therewith, have been settled or have reached a final, non-appealable judgment; and

(v) all other claims not specifically referred to above other than those listed in Section 7.5 shall become statute-barred on the third anniversary of the Closing Date.

(b) If Buyer delivers a letter to any Shareholder providing evidence of a breach of a representation or warranty, Indemnification Claims arising out of such breach shall not become statute barred for a period of three (3) months from the date that such Indemnification Claim would otherwise become statute-barred pursuant to Section 7.8(a).

Section 7.9. Failure to Fulfill Obligations. If a party fails to provide such indemnification obligations in whole or in part, within thirty (30) days following written notice, the Indemnitees may claim interest on such indemnification obligations at a rate of six percent (6%) per annum from the date of notice by the Indemnitee.

Section 7.10. Reduction to Total Purchase Price. Any indemnification payable hereunder, including but not limited to amounts paid out from the Escrow Fund, shall be considered a reduction in the Total Purchase Price.

ARTICLE 8

MISCELLANEOUS

Section 8.1. Entire Agreement; Assignment. This Agreement (including the Disclosure Schedule and all other Schedules and Exhibits and Appendices) and the other Transaction Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all other prior and contemporaneous agreements and understandings both written and oral between the parties with respect to the subject matter hereof. This Agreement and any rights and obligations hereunder (including the Disclosure Schedule and all other Schedules and Exhibits) and the other Transaction Documents and any rights and obligations thereunder shall not be assigned by operation of law or otherwise; provided, however, that Buyer may assign any or all of its rights and obligations under this Agreement to any affiliate of Buyer, but no such assignment shall relieve Buyer of its obligations hereunder if such assignee does not perform such obligations.

Section 8.2. Validity. If any of the provisions of this Agreement shall become or be held invalid, ineffective or unenforceable, all other provisions hereof shall remain in full force and effect. The invalid, ineffective or unenforceable provision shall be deemed to be automatically amended and replaced without the necessity of further action by the parties hereto by such form, substance, time, measure and jurisdiction as shall be valid, effective and enforceable and as shall accomplish as far as possible the purpose and intent of the invalid, ineffective or unenforceable provision. The aforesaid shall apply mutatis mutandis for any situation not contemplated and covered by this Agreement.

Section 8.3. Notices. All notices and other communications pursuant to this Agreement shall be in writing in the English language and shall be deemed given if delivered personally, telecopied or sent by internationally-recognized pre-paid overnight courier, to the parties at the addresses set forth below or to such other address as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith. Any such notice or communication shall be deemed to have been delivered and received (A) in the case of personal delivery, on the date of such delivery, (B) in the case of telecopier, on the date sent if confirmation of receipt is received, (C) in the case of an internationally-recognized overnight courier in circumstances under which such courier guarantees at least two-business day delivery, on the second business day after the date when sent:

if to Buyer (or Company after the Effective Date):	Adept Technology France Parc du Moulin de Massy 41, rue de Saule Trapu CE-222 91882 MASSY Cedex France

with a copy to (which shall not constitute notice):	Adept Technology, Inc. 3011 Triad Drive Livermore, CA 94551 U.S.A. Telecopier: +1 (____) _________ Attention: President

Thompson Legal Advisory Services

if to any of the Cerebellum Shareholders to:	Mr. Bruno Adam Mr. Nicolas Adam Miss Marion Adam Miss Julie Adam Mr. Alexandre Haag

with a copy to (which shall not constitute notice):	Mme. Stephanie Viret Chavanod, France Telecopier: ____________

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 8.4. Dispute Resolution.

(a) All disputes arising directly under this Agreement or the grounds for termination thereof, including whether any payments may be due under this Agreement and if so on what terms and value, shall be resolved as follows: A representative of the senior management of the Buyer and the Shareholders shall meet to attempt to resolve any such dispute. If the dispute cannot be resolved by the senior management of either of these persons may make a written demand for formal dispute resolution and specify therein the scope of the dispute. Within thirty (30) days after such written notification, the parties agree to meet for one day with an impartial mediator and consider dispute resolution alternatives other than arbitration. If an alternative method of dispute resolution is not agreed upon within thirty (30) days after the one-day mediation, either party may begin litigation in the Commercial Court of Paris which shall have exclusive jurisdiction of the dispute.

(b) Notwithstanding the provisions of Section 8.4(a), each of the Buyer and the Shareholders shall have the right, without the requirement of first seeking a remedy through any dispute resolution alternative (including arbitration) that has been agreed upon, to seek preliminary injunctive or other equitable relief in any proper court in the event that such person determines that eventual redress through the dispute resolution alternative will not provide a sufficient remedy for any violation of this Agreement.

(c) In no event shall disputes under the Employment Agreements, or relating to any offers of employment to current employees of the Company, be governed by this Section 8.4. Notwithstanding the foregoing, any dispute over whether any Shareholder is entitled to any payment under Article 1 of this Agreement, will be governed by this Agreement and will not, for any purposes, be considered a dispute under any Employment Agreement or any other employment arrangement that may exist between such Shareholder and Buyer or any of its subsidiaries or affiliates.

Section 8.5. Governing Law and Venue. This Agreement and any documents required or delivered hereunder shall be in the English language. Any translations of this Agreement or other documents hereunder shall be for reference only. This agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of France except for the UN Convention for the sale of goods which shall not be applied, and provided that the other transaction documents shall be governed and controlled by the applicable law set forth in such agreements.

Section 8.6. No Third Party Beneficiaries. Except as expressly provided herein, nothing in this Agreement is intended to or shall confer upon any person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 8.7. Certain Definitions. For the purposes of this Agreement the term:

(a) “affiliate” means a person that is directly or indirectly controlled by or under common control with another person.

(b) “Applicable Law” means, with respect to any person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, decree or other requirement of any Governmental Entity existing as of the date hereof or as of the Closing applicable to such Person or any of its respective properties, assets, officers, directors, employees, consultants or agents.

(c) “business day” means any day other than a day on which the Nasdaq National Market is closed or in which banking institutions in France or the United States of America are required to be closed or any official French national holiday.

(d) “capital stock” means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof.

(e) “claim” means any pending or threatened contest, claim, demand, assessment, action, cause of action, complaint, litigation, proceeding, hearing or notice involving any Person.

(f) “include” or “including” means “include, without limitation” or “including, without limitation ,” as the case may be, and the language following “include” or “including” shall not be deemed to set forth an exhaustive list.

(g) “knowledge” or “known” means, with respect to any matter in question, after due inquiry, the collective knowledge of such matter of the Shareholder and the managing directors of the Company; and the Company shall also be deemed to have actual knowledge of all books and records of the Company.

(h) “Liability” means any direct or indirect indebtedness, liability, Claim, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise.

(i) “Lien” means, with respect to any asset (including any security), any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

(j) “Losses” means Liabilities, losses, charges, actions, suits, proceedings, interest, penalties and reasonable costs and expenses associated therewith (including reasonable attorneys’ fees, litigation costs, fines, penalties and expenses of investigation), whether asserted by a party to this Agreement or by a third party, but in no event includes incidental or consequential damages.

(k) “Material Adverse Effect on the Company” means any circumstance, change in, or effect on (or circumstance, change in or effect involving a prospective change on) the Company that is, or would reasonably be expected to be, materially adverse to (i) the operations, assets or liabilities (including contingent liabilities), earnings, prospects, or results of operations or the business (financial or otherwise) of the Company, taken as a whole, or (ii) the Company’s ability to consummate the transactions contemplated by this Agreement or by any of the other Transaction Documents to which it or he or she is a party.

(l) “person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity including any Governmental Entity.

(m) “subsidiary” or “subsidiaries” of the Company, any Shareholder, Buyer, or any other person means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which the Company, any Shareholder, Buyer, or any such other person, as the case may be (either alone or through or together with any other subsidiary), (1) owns or at any time owned, directly or indirectly, fifty percent (50%) or more of the capital stock or other equity interest that are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity, or (2) has or at any time had the contractual or other power to designate a majority of the board of directors or other governing body (and, where the context permits, includes any predecessor of such an entity).

(n) “Transaction Documents” means, this Agreement and the Escrow Agreement and any other agreements, documents and instruments expressly contemplated hereby and thereby.

Section 8.8. Inferences. Inasmuch as this Agreement is the result of negotiations between sophisticated parties of equal bargaining power represented by counsel, no inference in favor of or against any party will be drawn from the fact that any portion of this Agreement has been drafted by or on behalf of such party.

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IN WITNESS WHEREOF, each of Buyer, the Company and the Shareholders has executed or has caused this Agreement to be executed by its duly authorized officer as of the date first written above.

ADEPT TECHNOLOGY FRANCE

By:	/s/ Joachim Melis
Print Name: Joachim Melis Title: Gerant

CEREBELLUM AUTOMATION

By:	/s/ Bruno Adam
Print Name: Bruno Adam Title: President 21-Dec. 2007

SHAREHOLDERS: Bruno Adam

By:	/s/ Bruno Adam
Print Name: Bruno Adam
Title:
21-Dec. 2007

Alexandre Haag

By:	/s/ Alexandre Haag
Print Name: Alexandre Haag
Title:
21-Dec. 2007

Nicolas Adam

By:	/s/ Bruno Adam
Represented by his legal representatives Mr. Bruno Adam and Mrs. Caroline Adam (born Langlais)
21-Dec. 2007

Marion Adam

By:	/s/ Bruno Adam
Represented by her legal representatives Mr. Bruno Adam and Mrs. Caroline Adam (born Langlais) 21-Dec-2007

Julie Adam

By:	/s/ Bruno Adam
Represented by her legal representatives Mr. Bruno Adam and Mrs. Caroline Adam (born Langlais) 21-Dec-2007

SHAREHOLDERS’ REPRESENTATIVE

/s/ Bruno Adam
Bruno Adam, solely as Shareholders’ Representative 21-Dec-2007

For purposes of issuing and registering the Non-Cash Consideration and payment obligations in Schedule 1.1 only, accepted and agreed: ADEPT TECHNOLOGY, INC.

By:	/s/ Lisa M. Cummins
Print Name: Lisa M. Cummins Title: CFO, VP

EXHIBIT A

SHARES AND HOLDINGS

Shareholder Name	Number of Shares of Cerebellum Automation

Bruno Adam	18,000 Capital Shares

Alexandre Haag	54,000 Capital Shares

Nicolas Adam	12,000 Capital Shares

Marion Adam	12,000 Capital Shares

Julie Adam	12,000 Capital Shares

108,000 Capital Shares

1

EXHIBIT B

ESCROW AGREEMENT

1

EXHIBIT C

COMMERCIAL REGISTER EXTRACT

[to come]

1

EXHIBIT D

FORM OF CONFIDENTIALITY AND ASSIGNMENT AGREEMENT

1